Exhibit 3(i)(b)

                    CERTIFICATE OF AMENDMENT
                             TO THE
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                   PHILLIPS PETROLEUM COMPANY
                     A DELAWARE CORPORATION

     Phillips Petroleum Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows:

          FIRST:  That in accordance with the provisions of
     Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Company duly adopted resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Company (this "Amendment") and deeming this Amendment advisable.

          SECOND: That written notice of this Amendment was duly given in accordance with Section 222 of the DGCL to stockholders of the Company.

          THIRD: That this Amendment was approved by stockholders of the Company pursuant to Section 242 of the DGCL.

          FOURTH: That the Restated Certificate of Incorporation of the Company is hereby amended as follows:

               Section (a) of Article Fourth of the Restated
          Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

                    "(a) Capital Stock.  The corporation shall
               have the authority to issue one billion
               (1,000,000,000) shares of common stock, par value $1.25 per share, and 300 million (300,000,000)
               shares of preferred stock, par value $1.00 per share."

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its Executive Vice President, General Counsel and Chief Administrative Officer and attested by its Secretary this 23rd day of April, 2001.

Attest:

   /s/ Dale J. Billam              /s/ J. Bryan Whitworth
--------------------------      --------------------------------
Name:  Dale J. Billam           Name:  J. Bryan Whitworth
Title: Secretary                Title: Executive Vice President,
                                       General Counsel and
                                       Chief Administrative
                                       Officer